Exhibit 99.1

FAT BRANDS INC. REPORTS FIRST QUARTER 2021 FINANCIAL RESULTS

Conference call and webcast today at 5:00 p.m. ET

LOS ANGELES (May 11, 2021) – FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (“FAT Brands” or the “Company”) today reported fiscal first quarter 2021 financial results for the 13-week period ending March 28, 2021.

Andy Wiederhorn, President and CEO of FAT Brands, commented, “We want to thank our franchise partners and employees who have worked hard and remained dedicated to FAT Brands throughout this challenging time. We are confident that we are on the right path to emerge from COVID-19 in a strong position.”

“The first quarter showed a steady progression of sales improvements across all of our brands with particular strength seen at Fatburger, Buffalo’s, and Hurricane. Our pipeline of new locations is in excellent shape with an expected acceleration in growth over the coming quarters. We are encouraged by the performance of the Johnny Rockets brand and continue to expect the reopening of special venues during the second and third quarters of 2021.”

Wiederhorn continued, “We are optimistic for the year ahead, as we expect a continued rebound in sales as COVID-19 restrictions further ease and availability of the vaccines continue to expand.”

“Our third successful whole business securitization transaction completed in April of 2021, in combination with our publicly traded preferred stock and common stock, provides optionality to fund potential acquisitions, lower our cost of capital and drive shareholder value.”

Fiscal First Quarter 2021 Highlights

●	Total revenues improved 50% to $6.6 million compared to the first quarter of 2020

○	System-wide sales growth of 35.3% Q1 2021/Q1 2020 and 20.6% Q1 2021/Q1 2019

■	United States sales growth of 28.1% Q1 2021/Q1 2020 and 10.9% Q1 2021/Q1 2019
■	Rest of world sales growth of 54.2% Q1 2021/Q1 2020 and 49.5% Q1 2021/Q1 2019

○	System-wide same-store sales growth of 7.8% Q1 2021/Q1 2020

■	United States same-store sales growth of 8.7% Q1 2021/Q1 2020
■	Rest of world sales growth of 4.9% Q1 2021/Q1 2020

○	Five new franchised store openings during the first quarter of 2021

■	Store count as of March 28, 2021: 651 stores system-wide plus 36 locations under construction to open in 2021

●	Net Loss of $2.4 million or ($0.20) per share on a basic and fully diluted basis, as compared to net loss of $2.4 million or ($0.20) per share on a basic and fully diluted basis in the first quarter of 2020
●	EBITDA(1) of $585,000 as compared to an EBITDA loss of $362,000 in the first quarter of 2020
●	Adjusted EBITDA(1) of $1.1 million as compared to $283,000 in the first quarter of 2020. Adjusted EBITDA excludes expenses related to acquisitions, refranchising gain or losses, impairment charges, and certain non-recurring or non-cash items that the Company does not believe directly reflect its core operations and may not be indicative of the Company’s recurring business operations. The reconciliation of EBITDA to Adjusted EBITDA can be found in the accompanying financial tables.

(1)	EBITDA and Adjusted EBITDA are non-GAAP measures defined below, under “Non-GAAP Measures”. A reconciliation of GAAP net income to EBITDA and adjusted EBITDA is included in the accompanying financial tables.

Summary of First Quarter 2021 Financial Results

Total revenues were $6.6 million in the first quarter of 2021 and as compared to $4.4 million in the first quarter of 2020. Excluding Johnny Rockets which was acquired on September 21, 2020 as well as advertising revenues, revenues were $3.54 million, up from $3.49 million in the first quarter of 2020. The revenue performance reflects the ongoing recovery related to the impact of COVID-19 during much of 2020.

Costs and expenses increased to $6.5 million in the first quarter of 2021 compared to $5.0 million in the first quarter of 2020. These costs and expenses included advertising expenses of $1.2 million in the first quarter of 2021 compared to $0.9 million in the first quarter of 2020 and refranchising losses of $0.4 million in the first quarter of 2021 and $0.5 million in the first quarter of 2020. Total general and administrative expenses were $4.9 million in the first quarter of 2021 compared to $3.5 million in the prior period. This increase of $1.4 million was attributed to increases in compensation and legal expenses marginally offset by decreases in accounting and travel and entertainment expenses.

Other expense was $2.7 million in the first quarter of 2021, compared to other expense of $2.1 million in the first quarter of 2020 and consisted primarily of interest expense of $2.8 million in both the first quarter of 2020 and 2021 offset by interest income of $52,000 in the first quarter of 2021 compared to $771,000 during the first quarter of 2020.

The combination of the aforementioned revenue and expenses resulted in a net loss of $2.4 million in the first quarter of 2021, compared to a net loss of $2.4 million in the first quarter of 2020.

Recent Events and Liquidity

On April 26, 2021, the Company completed an offering of $144,472,000 of Series 2021-1 Fixed Rate Asset-Backed Notes (the “Notes”). This transaction has been structured as a whole business securitization transaction through FAT Brands Royalty I, LLC (“FAT Royalty” or the “Issuer”). The transaction is FAT Brands’ third successful securitization and significantly reduces the cost of capital from the two previously issued 2020 securitizations. The transaction refinances the 2020 bonds and creates significant excess available capital for future acquisitions and working capital. The issued notes were priced with a weighted average fixed interest rate of 5.92% per annum compared to a weighted average fixed interest rate of 8.75% for the 2020 transactions.

Key Financial Definitions

New store openings - The number of new store openings reflects the number of stores opened during a particular reporting period. The total number of new stores per reporting period and the timing of stores openings has, and will continue to have, an impact on our results.

Same-store sales growth - Same-store sales growth reflects the change in year-over-year sales for the comparable store base, which we define as the number of stores open and in the FAT Brands system for at least one full fiscal year. For stores that were temporarily closed, sales in the current and prior period are adjusted accordingly. Given our focused marketing efforts and public excitement surrounding each opening, new stores often experience an initial start-up period with considerably higher than average sales volumes, which subsequently decrease to stabilized levels after three to six months. Additionally, when we acquire a brand, it may take several months to integrate fully each location of said brand into the FAT Brands platform. Thus, we do not include stores in the comparable base until they have been open and in the FAT Brands system for at least one full fiscal year. For 2020, the comparable store base does not include Elevation Burger and Johnny Rockets stores as we did not own the brands for the full year of 2019. For 2021, the comparable store base includes Elevation Burger as we owned the brand for the full year of 2020.

System-wide sales growth - System wide sales growth reflects the percentage change in sales in any given fiscal period compared to the prior fiscal period for all stores in that brand only when the brand is owned by FAT Brands. Because of acquisitions, new store openings and store closures, the stores open throughout both fiscal periods being compared may be different from period to period.

Conference Call and Webcast

FAT Brands will host a conference call and webcast to discuss its fiscal first quarter 2021 financial results today at 5:00 PM ET. Hosting the conference call and webcast will be Andy Wiederhorn, President and Chief Executive Officer.

The conference call can be accessed live over the phone by dialing 1-877-705-6003. A replay will be available after the call until Tuesday, May 18, 2021, and can be accessed by dialing 1-844-512-2921. The passcode is 13719714. The webcast will be available at www.fatbrands.com under the “Investors” section and will be archived on the site shortly after the call has concluded.

About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands Inc. (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets and develops fast casual and casual dining restaurant concepts around the world. The Company currently owns nine restaurant brands: Fatburger, Johnny Rockets, Buffalo’s Cafe, Buffalo’s Express, Hurricane Grill & Wings, Elevation Burger, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses, and franchises approximately 700 units open and/or under construction worldwide. For more information, please visit www.fatbrands.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the future financial and operating results of the Company, our future acquisitions, our pipeline of new store locations, and the recovery of our business from the current novel coronavirus pandemic (“COVID-19”), including our revenue performance and reopening of special venues. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements. Forward-looking statements are subject to significant business, economic and competitive risks, uncertainties and contingencies including, but not limited to, uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic, many of which are difficult to predict and beyond our control, which could cause our actual results to differ materially from the results expressed or implied in such forward-looking statements. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

Non-GAAP Measures (Unaudited)

This press release includes the non-GAAP financial measure of EBITDA and Adjusted EBITDA.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We use the term EBITDA, as opposed to income from operations, as it is widely used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance. EBITDA is not a measure of our financial performance or liquidity that is determined in accordance with generally accepted accounting principles (“GAAP”), and should not be considered as an alternative to net income (loss) as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP.

Adjusted EBITDA is defined as EBITDA (as defined above), excluding expenses related to acquisitions, refranchising gain or losses, impairment charges, and certain non-recurring or non-cash items that the Company does not believe directly reflect its core operations and may not be indicative of the Company’s recurring business operations.

A reconciliation of net income presented in accordance with GAAP to EBITDA and adjusted EBITDA is set forth in the tables below.

Investor Relations:

ICR

Lynne Collier

IR-FATBrands@icrinc.com

646-430-2216

Media Relations:
JConnelly

Erin Mandzik

emandzik@jconnelly.com

862-246-9911

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FAT Brands Inc. Consolidated Statement of Operations

	13 weeks ended
	March 28, 2021	March 29, 2020
(in thousands)

Revenues
Royalties	$4,898	$3,309
Franchise fees	540	175
Advertising fees	1,188	931
Other operating income	23	8
Total revenues	6,649	4,423

Costs and expenses
General and administrative expenses	4,926	3,531
Refranchising loss	427	539
Advertising fees	1,192	931
Total costs and expenses	6,545	5,001

Income (loss) from operations	104	(578)

Other expense, net
Interest expense, net	(2,748)	(2,074)
Other income (expense), net	83	(16)
Other expense, net	(2,665)	(2,090)

Loss before income tax benefit	(2,561)	(2,668)

Income tax benefit	(129)	(298)

Net loss	$(2,432)	$(2,370)
Basic and Diluted Loss per Share	$(0.20)	$(0.20)

FAT Brands Inc. Consolidated Balance Sheet as of March 28, 2021

As of March 28, 2021
(in thousands)

Cash and restricted cash	$4,915
Total assets	$118,093
Total liabilities	$163,669
Total stockholders’ equity	$(45,576)

FAT Brands Inc. Consolidated EBITDA and Adjusted EBITDA Reconciliation

	13 weeks ended
	March 28, 2021	March 29, 2020

(in thousands)

Net loss	$(2,432)	$(2,370)
Interest expense, net	2,748	2,074
Income tax benefit	(129)	(298)
Depreciation and amortization expense	398	232
EBITDA	585	(362)
Stock based compensation expenses	37	15
Non-cash lease expenses (1)	41	41
Acquisition costs	15	50
Refranchising loss	427	539
Adjusted EBITDA	$1,105	$283

(1) Includes non-cash lease expense costs related to new lease accounting standards